Exhibit 99.2

Applied Micro Circuits Corporation

Fiscal Q4 2016 Conference Call Script - with Q&A

April 28, 2016

CORPORATE PARTICIPANTS
Suzanne Schmidt Applied Micro Circuits Corporation - IR, The Blueshirt Group
Paramesh Gopi Applied Micro Circuits Corporation - President & CEO
Martin McDermut Applied Micro Circuits Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Matt Ramsay Canaccord Genuity - Analyst
Chris Longiaru Sidoti & Company - Analyst
David Williams Drexel Hamilton - Analyst
Hans Mosesmann Raymond James & Associates, Inc. - Analyst
Suji Desilva Topeka Capital Markets - Analyst
Krishna Shankar ROTH Capital Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and thank you for your patience. Welcome to the Q4 2016 Applied Micro Circuits Corporation earnings conference call. (Operator Instructions) As a reminder, this conference may be recorded.

I would now like to turn the call over to your host, Ms. Suzanne Schmidt with Investor Relations. Ma'am, you may begin.

Suzanne Schmidt - Applied Micro Circuits Corporation - IR, The Blueshirt Group

Thank you, operator. Good afternoon, everyone, and thank you for joining today's conference call. On the call with me are Dr. Paramesh Gopi, President and CEO; and Marty McDermut, CFO.

Before we begin, I would like to remind you that various remarks that we make on this call, including those about future financial results, including revenues; gross margins; operating expenses; design wins; product plans; our competitive situation; market trends; statements about future development; production and adoption of X-Gene®, X-Weave®, HeliX®, X-TendTM, and other products and technologies; and our anticipated growth and profitability, all constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act.

These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our most recent Forms 10-K and 10-Q filed with the SEC, in particular to the section entitled Risk Factors; and to other reports that we may file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update them.

I would like to point out that a number of the securities analysts that cover our stock use various financial measures, and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major financial analysts' models, and they are not necessarily the guidance that was given by the Company. With that, I will turn the call over to Paramesh.
APRIL 28, 2016 / 9:00PM, AMCC - Q4 2016 Applied Micro Circuits Corp Earnings Call
Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thank you, Suzanne.

I'm pleased to announce that we closed our fiscal year with another quarter of sequential growth and that we exceeded our revenue and margin guidance. In addition, I'd like to highlight key accomplishments from this past quarter.

One, we unveiled X-Gene 3 performance specifications at the recent Open Server Summit. X-Gene 3 is expected to be the first ARM-based SoC to address the high end of the Xeon mainstream server market by offering roughly six times the performance of currently shipping X-Gene products. X-Gene 3's unprecedented level of overall performance, combined with its best-in-class performance per watt, makes it an ideal choice for mainstream high-volume servers. According to Linley Gwennap, “X-Gene is a disruptive product with the potential to change the game for general-purpose cloud computing.” Please refer to the Linley Group's white paper covering the key performance attributes of X-Gene 3 as posted on linleygroup.com. Based on these performance estimates, we see accelerating customer traction and interest from the top hyper scale datacenter operators both in the US and in China.

Number two, I am also happy to announce that key hyper-scale data center customers in China are making excellent progress with their X-Gene platforms.

Number three, APM demonstrated the industry's first single-lambda 100G-per-second PAM4 solution at the recent Optical Fiber Communications Conference and expects to lead the industry's transition to 400G, with customer-sponsored devices.

And finally, I would now like to provide some color on the significant customer engagements and traction that occurred this past quarter.

First, I'm happy to note that we have secured POs and backlog that represent demand from key storage server and networking platform customers for our current X-Gene products.

Second, at Mobile World Congress, we showed the Kontron Symkloud converged infrastructure platform powered by X-Gene. This platform is designed to enable telco service providers to migrate their infrastructure from specialized hardware to commercial off-the-shelf equipment supporting SDN and NFV capabilities, leveraging the server class performance and power efficiency of X-Gene ARM servers.

At Open Compute Summit, several of our platform partners announced new products based on X-Gene. Wistron, a leading ODM, announced their X5 multi-services 5U OCP-compliant chassis platform with X-Gene, targeting both compute and storage market segments. XS, a leading supplier of customized datacenter solutions, announced that they have selected AppliedMicro's X-Gene for their next-generation V-Raptor servers in an OCP-compliant form factor. Vapor IO, provider of the world's first intelligent hyper modular datacenter solution, announced collaboration with APM to deploy Vapor IO's open datacenter runtime environment on our full-node OCP-compliant X-Gene 2 server platform. The one-half-width one-unit form factor server platform also integrates our X-Tend interconnect technology, which enables multiple generations of X-Gene SoCs to be seamlessly connected. As you can see, X-Gene has established a very large footprint industry-wide.

Above all, at the Open Server Summit this year, we announced our expected performance of X-Gene 3, our next-generation flagship processor SoC, with performance competitive with mainstream high-end Xeon E5/E7. I'd like to highlight the key unique features for X-Gene 3:

One, high performance cores running over 3 Gigahertz with strong scaling to 32 cores in a single socket, delivering socket-level performance that exceeds the high-end Xeon E5 family.

Two, eight DDR channels that support 1 terabyte per socket, delivering the memory bandwidth and capacity of a 2P Xeon in a single X-Gene 3 socket.

Three, general-purpose PCIE lanes to interconnect networking, storage and acceleration I/O.

X-Gene 3 builds upon the foundation of two generations of server products, which are battle-hardened and that are currently shipping into a variety of datacenter, storage and HBC platforms.

Also at the Open Server Summit, we announced our follow-on generation, X-Gene 3XL, which scales from X-Gene 3's 32 cores to deliver 64 cores per socket and extends coherency across sockets to deliver a 2P SMP, symmetric multiprocessing system. This continues our trajectory of delivering leading-edge compute performance at full-rack scale.

Finally, we're pleased to announce that we've started shipping HeliX, our embedded ARM product line, to leading Tier One networking platforms. We are also seeing strong design win activity across a wide variety of embedded applications including networking, storage, and industrial platforms.

Turning now to our connectivity business, I'd like to make three key points:

One - for 100G PAM4, we are the clear leader in this emerging high-volume, high-growth datacenter optical connectivity market. Multiple OEMs have chosen to sponsor development activities by funding multiple customer-specific standard products, or CSSPs, with us.

Two - the complete component ecosystem for single-lambda PAM4 has come together nicely as demonstrated by multiple optical component manufacturers at the recent Optical Fiber Communications Conference.

Three - we are now looking to extend our technology lead and are working with customers to develop sponsored 400G-per-second solutions.

Additionally, this quarter, we have added three major Tier One design wins with our X-Weave OTN and Secure Ethernet product families that will have revenue contribution starting this fiscal year.

With our X-Gene product line, including PAM4, secure Ethernet and OTN products, we are poised to capture meaningful revenue growth in the high-volume rapidly growing datacenter optical connectivity market.

Let me summarize before I turn the call over to Marty.

One - our current-generation X-Gene products are making excellent progress in the storage, server and networking market segments worldwide.

Two - X-Gene 3 is expected to be the first ARM-based SoC to address the high end of the Xeon mainstream server market by offering roughly six times the performance of currently shipping X-Gene products. X-Gene 3's unprecedented level of overall performance, combined with its best-in-class performance per watt, makes it an ideal choice for mainstream high-volume servers. We are extremely excited by the accelerating customer traction that has resulted, based on our performance estimates.

Three - we are leading the 100 and 400G-per-second PAM4 market, as evidenced by multiple customer-sponsored standard product engagements for our single-lambda 16-nanometer FinFET technology.

With that, I'll turn the call over to Marty, our CFO, for a review of the March quarter financials and our June quarter guidance. Marty?

Marty McDermut - Applied Micro Circuits Corporation - CFO

Thank you, Paramesh. And good afternoon, everyone.

I'll start with a review of the financial results for the fiscal fourth quarter 2016, follow with comments on our balance sheet, and finish with our fiscal first quarter 2017 guidance.

Fiscal fourth quarter 2016 revenues, gross margins and earnings either met or exceeded our guidance.

Total revenues for the quarter increased to $41.1 million, a slight increase over the third quarter, our fifth consecutive quarter increase.

Connectivity revenues increased to $23.2 million. As we commented last quarter, the growth was primarily driven by customer-sponsored engagements for our 16-nanometer PAM4 and mixed-signal technologies.

Computing revenues totaled $17.9 million, lower than the prior quarter but in line with earlier quarters. As expected, X-Gene revenues continue to grow.

Non-GAAP gross margin was 59.2%, higher compared to the prior quarter and guidance due to the greater portion of connectivity revenues and revenues from customer-sponsored engagements.

Non-GAAP operating expenses totaled $25.8 million, higher than the prior quarter due to increased R&D expense and lower than our guidance due to the shift of an anticipated mask tape-out.

Non-GAAP tax expense was $200,000.

Our non-GAAP net loss narrowed to $1.4 million or $0.02 per share.

On a GAAP basis, the net loss for the quarter was $8.9 million or $0.11 per share. Our non-GAAP financials exclude certain items required by GAAP. A complete reconciliation between GAAP and non-GAAP financials is available in our fiscal fourth quarter 2016 earnings release, which can be found in the Investor Relations section of our website.

Turning to the balance sheet - our cash and short-term investments were $83.8 million, up from the $76.4 million at the end of the prior quarter. Cash flow from operations totaled $6.3 million, and cash issuance of Employee Stock Purchase Plan shares totaled $1.7 million, which more than offset capital spending and other use of funds. Since most of the cash from operations resulted from temporary changes in working capital, we expect cash to return to the $74 million to $76 million level in the next quarter or two.

Finally, I'll turn to our outlook for the fiscal first quarter 2017. These are estimates based on our current knowledge and are subject to change. As such, they're covered under our Safe Harbor statement.

We estimate revenue will range from $41 million to $42 million. We have good backlog coverage, and channel inventories are lean. We expect non-GAAP gross margins will be in the range of 58% to 62%.

Non-GAAP operating expenses are expected to be in the range of $25.5 million to $27.5 million, which is up slightly compared to the prior quarter, primarily due to the timing of a mask tape out I talked about earlier.

We expect our non-GAAP tax expense will be approximately $200,000.

And finally, we expect non-GAAP earnings per share for the quarter to be a loss of $0.02, plus or minus $0.02.
In summary, we continue to demonstrate financial and operational discipline as we execute on our operating plan. We'll continue to invest in the company's future growth and remain focused on maximizing shareholder value.

And operator, please open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Matt Ramsay, Canaccord Genuity.

Matt Ramsay - Canaccord Genuity - Analyst

I guess, the first question I'll ask is for Marty. Maybe you could talk a little about the lower-than-expected revenue in the computing business and the mix thereof, with the gross margins moving higher. Is this a shift maybe away from some of the legacy power PC products more quickly than we had anticipated? Just any color on that mix and how it impacts the margins would be helpful as a start. Thanks.

Marty McDermut - Applied Micro Circuits Corporation - CFO

Okay. The shift - you've seen it shift around the past year. And so this is back in line with the prior quarter, prior to Q3. I expect that we'll be at that level in this coming quarter. The margins are definitely - they're impacted. Connectivity is higher margins, we've talked about that, up to 10% higher. I mean, that's sort of what's driving the moves in the margins. And as you can see from the guidance this coming quarter, the margins are higher, if you take the range that I'd given. So we expect it to probably come in around the same levels.

Matt Ramsay - Canaccord Genuity - Analyst

Okay. Got it. And I guess, should we think about these type of margins being sustainable on a gross margin basis going forward, based on the mix? Or is there something to think about in future quarters, sort of pushing it back down into the range we've been in the last few quarters? Thanks.

Marty McDermut - Applied Micro Circuits Corporation - CFO

You know we don't give guidance farther out than a quarter.

Matt Ramsay - Canaccord Genuity - Analyst

Fair enough. Paramesh, there's been a few things happen in the ecosystem, some of which are quite exciting, around your X-Gene 3 platform. Maybe you can just talk a little bit more in detail about how the customer interactions have gone with that. And then, secondly, as a, I guess, somewhat related comment, AMD has certainly been pushing to get back into the server space for a while, and there's a big JV announcement in China that was quite topical in the capital markets. Maybe you can give your impressions of that as an alternative to - I mean, lots of folks trying to diversify away from Intel. But there's, I guess, a new x86 player that's reemerged itself now - so how that might impact your business one way or the other going forward? Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So Matt, maybe I can address the first part of the question. We've talked about X-Gene 3 - we first talked about it at last November, or late November, early December, with ARM TechCon. We had received test ships. Recognize that the biggest innovation that we've been working on for the last two-and-a-half years is the really, really robust coherent interconnect between all these cores.

And we've really done a lot of work to scale that up. And for the first time, we've talked about the performance numbers. I think we were very pleased that Linley, who's an independent analyst, essentially - for the first time, when he saw those performance numbers - clearly understood the impact that it's going to have relative to the whole ARM SoC space.

So I think it's been phenomenal. Because the customer traction that has resulted from the actual performance estimates - I mean, obviously, we disclosed the performance estimates at Open Server Summit. And the one thing that's happened over the last six months is that people have really used the first two generations of shipping product to develop software. They've used the first two generations, and they've learned a lot in terms of what it means to really kind of inflect the market mainstream.

So now we're talking about the full range of compute racks. We're talking about the full range of everything that we could possibly go and intercept a Skylake type generation with.

So I think the proven mature, robust shipping technology, coupled with the innovation in terms of scaling it up to 32 cores and up to 64 cores with X-Gene 3XL - we are now at a point where technology-wise, we've really, really established the key pieces for ARM to exist in this market in the appropriate way compared to mainstream x86. Number one.
2016 / 9:00PM, AMCC - Q4 2016 Applied Micro Circuits Corp Earnings Call
Number two - when you talked about AMD in China - from our perspective, it's interesting to see this announcement. China, as you know, has, for the longest time, over the last few years - we mentioned this earlier - been a big proponent of having a non-x86 open ecosystem. Right?

And I think that that drive continues to be there. Our engagements in customer traction in China are really, really good. People are - they've ported software, they've got all of the evaluation, initial pieces all done. And I think from our perspective, it's great that they're looking at x86. But I've got to tell you that the ARM camp is really very, very strong relative to the fact that it has no ties whatsoever to Intel.

So I don't think the AMD news changes our perspective at all relative to ARM being there. In fact, I think it actually enhances it.

Matt Ramsay - Canaccord Genuity - Analyst

Thank you very much for the perspectives. Good afternoon.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks.

Operator

Chris Longiaru, Sidoti.

Chris Longiaru - Sidoti & Company - Analyst

I caught the Open Server Summit presentation. And you talked a lot about comparative SPECints. And when I go in and look at some of these, they're kind of all over the map. So it depends on who you look at and what they're using it for. So where does yours fit in with respect to somebody like a Cisco, or anything along those lines? Can you give me a little bit of color there?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So at the Open Server Summit, we talked about processor SPECint numbers that have to do with per-socket performance for different classes of server parts today that are currently being shipped by Intel. Right? Because they are the incumbent in the market.

So what we want - what we've showed at Open Server Summit was that for the first time, we had something that was well north of 500 SPECint per socket at the right socket power, at the standard socket power, that today Intel ships 2P systems with.

So what that does is it breaks two barriers - breaks performance for watt barriers; and, more importantly, we can support one petabyte of memory per socket. That breaks the entire memory-to-number of processors barrier. So what we've done is essentially give you a real alternative to Skylake in a much more differentiated and tangible way.

Chris Longiaru - Sidoti & Company - Analyst

Okay. And how does that move - I mean, what's the goal with the next version of X-Gene as you move through that? Because right now, I think you said that X-Gene 3 is sort of pushing the high end of E5 and above that. Are you looking towards kind of more momentum with the next version, and kind of attacking some of the E7 class?
APRIL 28, 2016 / 9:00PM, AMCC - Q4 2016 Applied Micro Circuits Corp Earnings Call
Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes. So I think if you were to go and reflect on Intel's roadmap and reflect on the changes that have happened there - I think for the first time, we're seeing the convergence of the E5 and E7 classes of processors into one big mainstream E5 bucket. And this squarely addresses that in a very, very disruptive way.

Chris Longiaru - Sidoti & Company - Analyst

All right, I'll jump out. Thank you very much.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thank you.

Operator

Cody Acree, Drexel Hamilton.

David Williams - Drexel Hamilton - Analyst

This is David on for Cody. It's a little bit of a busy earnings night for us.
I wanted to say first, congrats on the Linley whitepaper. It obviously was very positive comparisons against Xeon. Can you talk a little bit maybe about the genesis of the paper? And you've covered a little bit of this already, but can you really maybe give us - highlight what you thought were the key takeaways from the report?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Sure. So I think for the first time, I guess, in APM's brief history of ARM, we had the opportunity to really leverage all of the existing shipping products' maturity. The fact that people have - we've actually built a whole ecosystem around X-Gene for ARM.

And you think about the span of platforms between X-Gene 1 and X-Gene 2. Really in the storage server space, we have POs for those types of parts today. We've already talked about how they will affect our revenue towards the second half of our fiscal year; as well as on the embedded side we talked about HeliX shipping into key networking Tier 1 OEM switches.

One of the things that we'd not talked about was that - between X-Gene 1, 2 and 3, there's a pretty big quantum leap in terms of performance, right? And what we did was we took two-and-a-half years. We essentially, in stealth, developed the key pieces of the interconnect that would let us scale the number of cores up from eight to 32, and now to 64. Right?

So the genesis is - if you really look at Linley - Linley is a pretty recognized industry analyst. He's probably been one of the founders of the microprocessor report. He had a lot to do with essentially commenting on the microprocessor industry.

And being very data-driven, one of the things that we did this time is we actually have estimates of all the performance data both from emulation as well as our test silicon. So we were able to really boil it all up before the product comes out, and really talk it through as we exposed the product in the marketplace in the future, right? So what it did was it, for the first time, offered an analyst or other analysts the ability to quantify all of the innovations that we had made technologically. And thus, the genesis of the whitepaper.

David Williams - Drexel Hamilton - Analyst

Great. Thanks.

And then, could you give maybe a little stratification of what you're seeing in terms of design activity? Where are you seeing the most strength? And have you seen any major changes in the pace over the last quarter?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Our design activity has grown from the previous quarter. And it's kind of grown on two vectors. The amount of interest in X-Gene 3 has frankly been extremely exciting, given the fact that we offer a Skylake-class part in that category right now. And the other thing that's been really exciting is all of the current-generation, I'll call it, processor X-Gene - the current-generation parts moving like in the storage server front into early production.
And then, I really want to leave you with one more message - we're really excited about our Optical Connectivity business. I mean, we have two engines, and the Optical Connectivity engine is really helping us. As you saw, our margins - we are clearly driving PAM4 into high-volume datacenter applications, working with leading OEMs, leading web-centric module folks and the web datacenter operators to really drive this technology mainstream. Because we are the only ones who've taken the bold step of putting that technology into 16-nanometer FinFET, enabling the right density and the right power for these 100 and 400G installations.

David Williams - Drexel Hamilton - Analyst

Great. And the last one for me - you talked a little bit about the competitor landscape a while ago. But are you hearing anything from customer engagements about maybe their level of potential interest in other ARM alternatives? I know you guys are clearly the leader. But are you hearing any discussions from customers about potentially looking at other ARM alternatives?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Honestly, I think - we've said this before - I think we're very uniquely positioned, given the fact that we were awarded the UniServer award for the H 2020 UniServer technology evaluation, clearly puts us kind of head-and-shoulders above anybody else in terms of maturity, in terms of technology leadership.

I think that we're also - we're happy to see that the rich ecosystem of people are participating in it. It's great for us. But I think from our perspective, we've been really forthcoming in terms of where we want to go with this. Meaning, we've now announced basically one-and-a-half more generations of technology, and to give people an idea of where all this will land relative to Skylake and Skylake plus. That's the real target for us.

David Williams - Drexel Hamilton - Analyst

Great. Thanks much. Best of luck to you on next quarter.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thank you.

Operator

Hans Mosesmann, Raymond James.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Hey, Paramesh, can you give us a sense of the unit expectation for the fiscal year for X-Gene? I think last quarter, you mentioned 50,000 to 100,000. Is that still the working assumption?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

No change, Hans. In fact, I think we said 50,000 to 100,000 from 18 to 24 months. Take that and subtract three months, so 15 to 21 months. No change.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay. And then, that implies the exit rate for the year - X-Gene being around 10% of sales?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes. I think that's what Marty had indicated last time, correct.

Marty McDermut - Applied Micro Circuits Corporation - CFO

Correct.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Can you give us the exit level for the Q4 of the fiscal year, what percent of sales could be coming from PAM4?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I don't think we've broken that out. But what we did say last time - and Marty, the exact number we said was that it was going to be high single-digit percentages of our yearly revenue. So you can imagine - look at - if you really look at it, the clear proof of the leadership is in the fact that we can talk about this as the market emerges, which is really neat.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay. So PAM4, high single digits at fiscal 2017 -28
, 2016 / 9:00PM, AMCC
Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Total revenue, fiscal 2017 revenue, correct, yes.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay. And just for modeling purposes - is the September quarter kind of like the quarter where you start to see the ramp there of PAM4?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

I think what we've said is that we've been - I don't think we've broken it out by quarter. Suffice it to say that these engagements are already in progress.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay. Hey, Marty, just a follow-up for you on the financial side - the gross margin guidance is high. Is that a continuation of these customer payments for PAM4?

Marty McDermut - Applied Micro Circuits Corporation - CFO

It's a combination of Connectivity - being at that steady state, being a higher portion than prior quarter - and these engagements, these customer-sponsored engagements drive it up.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

And then the last one, and I'll let others ask questions. For the rest of the fiscal year, how should we expect margins to kind of play out?

Marty McDermut - Applied Micro Circuits Corporation - CFO

You know we said that we don't give guidance more than a quarter out.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

So when would the -

Marty McDermut - Applied Micro Circuits Corporation - CFO

But I - I was going to say, let me just comment that Paramesh did say that this - we're real excited about the PAM4 opportunities and the customer sponsorship and the effect it has on the margin.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay. And so, I just want to get a sense of - so this is an ongoing thing with this customer for after this quarter, the June quarter? Can we -

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes. So Hans, let me go and set some context for you, so that there's absolute clarity here. Number one, we have multiple customers sponsoring customer-specific products for the high-volume datacenter interconnectivity market, which means that typically this follows more of a customer-specific standard product model from the likes of the Avagos of the world.
These things usually stretch - development stretches anywhere between nine months to 15 months, after which you have a volume that is very large, because they have skin in the game, which is why they're actually working with us to build these products.
So I think that should give you context of the framework that you should think about.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay. Very helpful. Thanks, guys.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thank you, Hans.

Operator

Suji Desilva, Topeka.

Suji Desilva - Topeka Capital Markets - Analyst

A question on the products portfolio you have now. Are you still seeing that X-Gene, X-Weave, PAM4 and HeliX are all kind of selling independently?
Or are there instances where a customer wants two or three of these together for a specific reason?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

No, I would treat them as completely independent at this point.

Suji Desilva - Topeka Capital Markets - Analyst

Okay, that's fair. And then, the other thing is looking ahead to sort of Intel Skylake in the future. And they are making architectural shifts perhaps to kind of match some of the things you guys are bringing to the market. So I just want to understand how you contrast to what they may be trying to move toward in X-Gene 3, and where the competitive differentiation will be in that future point, if you can comment on that.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Sure. Two things that we bring - one is, for the first time, we are actually bringing you E7 class memory. So you have eight channels of DDR4, where you can support a terabyte per socket, along with really, really robust high-end E5 class cores. So we've actually essentially done our own version of collapsing two large pieces of performance into one die, right?
So with X-Gene 3, you have from a technology point of view something that converges the need of all of our hyper scale customers, which is to de-constrain memory and compute performance, number one.
Number two, with X-Gene 3XL we talked about - I mean, by the way, one other thing before I move on - I made this in my prepared comments - we're essentially taking a 2P system and putting it on one die, with X-Gene 3, Suji.
And then, we've gone one step further when we talk about the announcement of the technology that comes after X-Gene 3, which is X-Gene 3XL, where we essentially are able to do 64 cores on one die. Right?
So what we are essentially doing is really making sure that from a technology perspective, we're going to offer the absolutely top-class performance for ARM compute, along with no constraints or as little constraints as possible on the memory subsystem supported for a single physical implementation of a socket. Does that kind of make sense?

Suji Desilva - Topeka Capital Markets - Analyst

Yes, I was just wondering if what Intel is doing in terms of their roadmap starts to move toward that opportunity as well with their - how they bundle things, or whether that's not what you perceive to be on their roadmap.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Well, I'll give you one example, right? If you look at the highest-end E5 that's been announced or, I think, has been talked about there, they're only talking about six channels of memory. So the price quanta between six channels of memory and eight channels of memory is a massive step function.

Again, what we're doing is giving customers or de-constraining them from memory and core performance. We're actually offering you both at the right intersect point. You're not going to have to pay huge amounts of extra dollars to get access to more memory. That's a real differentiation, right?

Suji Desilva - Topeka Capital Markets - Analyst

Yes, right, Paramesh.

Maybe one question for Marty - Marty, what's the operating leverage in the model longer term? Just help us understand, maybe quantify, or just qualitatively, and kind of explain that?

Marty McDermut - Applied Micro Circuits Corporation - CFO

I mean, our approach here is to have minimal growth in the expenses as we start to ramp through revenues up, to where we get rapidly accelerating to higher operating margins, in the 20s.

Suji Desilva - Topeka Capital Markets - Analyst

Great. Very clear. Okay, thanks, guys.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Suji.

Operator

Krishna Shankar, ROTH Capital.

Krishna Shankar - ROTH Capital Partners - Analyst

Yes, Paramesh, congratulations on the X-Gene milestones.
As you talk about the connectivity business and the guidance for Q3, is a lot of the growth for the June quarter the connectivity business?
Or how much of that is also due to embedded and the continuing ramp of X-Gene?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So I think, Krishna, all those three contribute to the next quarter's revenue number. From our perspective - I made some comments earlier on the call - we are not engaged with multiple connectivity customers to bring 100 and 400G to the market. We also talked about the multiple customer-sponsored standard products - customer-specific standard products that we are engaged in. That's one component.

The other component of it is HeliX. HeliX is ramping in some of the world's largest networking switch SKUs. And the other piece of it is obviously X-Gene, which, I think Marty mentioned in his prepared comments, have sequentially grown.

So I think all those three are contributing to the number next quarter. And I think from our perspective, also frame this with the notion that these customer-sponsored engagements will span a year. And that started last quarter. Right? A year to 15 months.

So I hope that gives you enough color to kind of see where things are going. And that's why we're very excited.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay. And then, what makes the optical connectivity chip customer-specific business work with their ASIC for switching or router application? Or what makes this customer-specific as opposed to an application-specific standard part?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

That's a really, really good question. So two or three things - one is, most of these customers are driven by shipping into really large enterprises or datacenters. So you can know the volumes are large. When that happens, you usually have your own IP, whether it's IP that relates to your particular algorithm to do something proprietary for a rack or a server cluster - that's one piece. That other piece of it is, frankly, the optics. At the end, what's going to drive this market is the ability to have really good cost points for optics.

So various people who are shipping very high volume today in this market, or datacenter customers who are buying very high volume, have really centered on how do we bring the right algorithms to play to drive the correct set of optics at the right cost and power points. And what they need is the right silicon foundation, which is 16-nanometer, 56 and 100G SerDes and A-to-Ds and DAC. And we bring that, along with our DSP.

So think of programmability, the right mixed-signal power and density product that is being offered to a guy who either runs a datacenter or who ships into a datacenter. And that makes the whole thing kind of hum.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay, got it. And then, just final question on X-Gene - currently, are you shipping both X-Gene 1 and X-Gene 2 for revenues?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay. Thank you.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Krishna.

Operator

(Operator Instructions) Matt Ramsay, Canaccord.

Matt Ramsay - Canaccord Genuity - Analyst

Yes. Paramesh, thanks for letting me jump back in. The PAM4 sort of sponsored or semicustom designs that you guys are doing - maybe you could just talk to us philosophically about that type of engagement, right? So why pursue that type of engagement versus just interacting with the customer and pursuing a roadmap? Why are they willing to pay up front? It's a very different revenue model from you guys - I mean, as you mentioned, some others in the industry have done that, but it's something new for your team.

So just maybe a little bit around that, and just if there's any weird accounting or anything that goes along with that. Because it's a little bit different, and it's obviously impacting the margins quite a bit. So I just think doing a little clarity there might be helpful. Thank you.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So can I maybe start by saying that this is not a strange model for the company. I'll remind you, if you go back five years, Alcatel-Lucent - I can tell you this because it was five years ago - used to pay us to build CSSPs for them. Other big optical companies have done the same, where we can have a version of it that we can sell commercially and a version of it that we can customize for them.

So, A, the model is not new to the Company. What is new to the Company is the mixed-signal technology that we are bringing to this whole market.

So let me take a step back. I'll go back and tell you that the keys to the optical connectivity market in the datacenter are the ability to get the lowest power per G per second of classic optical module into a faceplate of a switch or a cluster - into a faceplate at the top of the rack switch or a cluster switch.

In other words, traffic is growing at a hyper-exponential rate. I mean, if you look at Cisco's estimates or Google's estimates, you can see that, right?

So 100G today exists in the form of a very big 4-by-25 or 3-by-40 or 2-by-50 type of solution, which does not fit into a QSFP type form factor and a power that is anywhere between 4 and 6 watts per port.

Now, let's look at where things are going. It's pretty clear that this is going to be the year of 50G Ethernet ports on switches. Right? That's happening. The switch market is moving there. It's also pretty clear that the rate at which traffic is going, server clusters are going to have multi-terabit switches that are going to be connecting them together. That's already happened in some of the big datacenters. It's going to happen across both the datacenter and the enterprise.

So what did we do, and why are we in this pole position? Three years ago, we made the bet that we wanted to take all of our fundamental long-haul forward interconnection IP, all of our A-to-D and D-to-A technology that we developed for things that are lower rates, like the 10G rate or the 40G rate, or the 28G rate - all of our SerDes components - and then move them to FinFET, as well as move the fundamental programmable DSP engine that we had to accommodate these types of functions to 16-nanometer FinFET.

So the end of that entire IP creation process was funded in the fall of last year. A bunch of customers, including end datacenter operators, wanted to see this kind of working. Because they couldn't believe that we could move all this IP at a particular power point and get them what they wanted.

So now, as soon as we showed what we were able to do, between the optics maturing, between people wanting the higher densities at the lowest possible power, at the lowest possible cost - they basically said - well, you guys are the only ones with proven IP. And so what they did was, in one fell swoop, all of the people who are going to ship millions of units over the next three to five years decided that they needed to partner with us. Does that answer the question?

Matt Ramsay - Canaccord Genuity - Analyst

Yes, that's helpful for context. I appreciate the patience. Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

No problem.8, 2016 / 9:00PM, AMCC - Q4 2016 Applied Micro Circuits Corp Earnings Call

Operator

Hans Mosesmann, Raymond James.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Hey, Paramesh, can you give us a sense of the state of the connectivity market, the end markets - the datacenter versus the service provider - what's happening out there as you engage with customers, just on an ongoing basis?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Sure. I think it's pretty clear that - let me start with the datacenter first, then I'll get to the service provider.
It's pretty clear that every datacenter guy that we've talked to or that is engaged with us today have - in their minds, once we showed them the100G technology, they're like - okay, where's 400G? So people are already starting to move their entire focus to saying - you've now demonstrated 100G working. We're going to go now and move this to more of a - okay, the technology piece of it is done. You guys are on the path to develop really compelling customizations for various high-volume applications. How do we now bring your focus to 400G? Because when you have a bunch of 100G front ports on a switch, you need something to aggregate them all. So the next big logical alternative is 400G. Right?

So a datacenter guy today - if you talk to the leading guys who are shipping - I'm not talking about shipping 10,000 units for datacenter - interconnect between datacenters. I'm talking about guys who basically run a million servers. Okay? All those guys are basically telling us - guys, we need to accelerate 400G. First of all, get 100G done - you guys are done. Let's go focus on 400G.

That's where the state of the industry and the customer traction is today. 100G is yesterday's - as far as they're concerned, we have a path, we know the cost points, we're going to go deal with it. You guys are it.
Now, how do we build 400G? That's where everybody's focused on, in terms of optics, in terms of mixed-signal, in terms of SerDes, et cetera.

Spending there, Hans, continues unabated. In fact, I'll quote a very large datacenter operator, and he told me this less than six weeks ago. He said - if you guys had 100G a year ago, I would've used it. I would be buying it. So they're not waiting - I mean, they want the higher rates. Right? That's number one.

Number two, as far as a service provider is concerned, I think it's interesting to see a lot of the service provider equipment that people like Alcatel and Cisco are building, being consumed by datacenter operators or being consumed by the service provisioning piece of AT&T or Verizon that deals with the datacenter operators.

You know that Verizon had a major contract that's happened this summer. That's really helped. We've talked about it in the past. It had a very positive effect on these margins, as you can see today.

We also see the points that AT&T has with guys like Amazon or Facebook, starting to use more and more carrier-class equipment or packet optical equipment, where our chips are being designed in.

So fundamentally, I think you'll see the datacenter market driving and the service provider market following. And you'll see service provider platforms being used in the datacenter market and visa-versa in the future. Does that kind of make sense?

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Yes, it does. It does. And another question, if I can - was there any impact to the ZTE situation that was announced in early March?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Go ahead, Marty.

Marty McDermut - Applied Micro Circuits Corporation - CFO

Well, the issue's been resolved. We do sell to ZTE. We've said that the revenues are about mid-single digits to us. Right now, the issues have been resolved. We're shipping to them and recognizing revenue. If that changes, if the US government decides to cut them off again, it's possible that we're going to have an impact to our results. However, somebody else is probably going to step in and start shipping product if they drop out of the market. But right now, it's business as usual. And we're not aware of any other issues out there at this point.

Hans Mosesmann - Raymond James & Associates, Inc. - Analyst

Okay. Thank you very much.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Hans.

Operator

Thank you.
At this time, I'm showing no further questions. I would now like to turn the call back over to Paramesh Gopi for closing remarks.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes, thank you all for taking the time. And have a good day.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect.
9:00PM, AMCC - Q4 2016 Applied Micro Circuits Corp Earnings Call